ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of February 27, 2024, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and Cascade Private Capital Fund, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is a closed-end management investment company (the “Fund”) and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Fund and, as applicable, to any wholly-owned and controlled subsidiary of the Fund that may be formed by the Fund and listed on Schedule A hereto from time to time (each, a “Subsidiary”. References herein to the Fund shall include a Subsidiary, except as otherwise provided), and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement; and

WHEREAS, each Subsidiary is a wholly-owned and controlled subsidiary of the Fund that is intended to be treated as a disregarded entity for U.S. federal income tax purposes.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment of Administrator

The Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

The Trust currently consists of the Fund and its Subsidiaries as listed in Schedule A to this Agreement. In the event that the Fund establishes one or more additional Subsidiary(ies) with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Subsidiary(ies) shall become subject to the provisions of this Agreement to the same extent as the Fund, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Subsidiary in writing by the Trust and the Administrator at the time of the addition of such Subsidiary.

2.	Delivery of Documents

The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.          The Trust’s Declaration of Trust and By-laws and the Subsidiary’s Certificate of Formation and Limited Liability Agreement, each as amended (“Governing Documents”);

b.	The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Trustees of the Trust (the “Board”) certified by the Trust’s Secretary authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses; and

d.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	Representations and Warranties of the Administrator

The Administrator represents and warrants to the Trust that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	Representations and Warranties of the Trust

The Trust represents and warrants to the Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.	The Registration Statement been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it;

h.	As of the close of business on the date of this Agreement, the Trust is authorized to issue shares of beneficial interest; and

i.	Where information provided by the Trust or the Trust’s Investors includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Administrator shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	Administration Services

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator.

The Administrator shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	Compensation of Administrator; Expense Reimbursement; Trust Expenses

The Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Trust and the Administrator.

The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.

The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, Trust expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, , Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-2, Form N-CSR, Form N-PORT, Form N-PX, and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund’s net asset value.

7.	Instructions and Advice

At any time, the Administrator may apply to any officer of the Trust or his or her designee for instructions or the independent accountants for the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Administrator shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	Limitation of Liability and Indemnification

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator or sub-administrator for the Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2024 shall be the date of this Agreement through December 31, 2024, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2025 and terminating on December 31, 2025, shall be the date of this Agreement through December 31, 2024, calculated on an annualized basis.

 The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel (“Losses”), incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.

Subject to the exclusions and limitations of liability set forth in this Section 8, the Administrator shall indemnify the Fund against any direct Losses incurred by the Fund, in each case to the extent such Losses result from the gross negligence or willful misconduct of the Administrator in the discharge of its duties under this Agreement.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	Confidentiality

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party and all derivative information that is identifiable to the Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.	Use of Data

(a)         In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust or Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)         Subject to paragraph (d) below, the Administrator and/or its Affiliates may use any Confidential Information of the Customer (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Trust and the Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends  in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Administrator and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Trust, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Administrator publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(c)         The Trust acknowledged that the Administrator may seek to realize economic benefit from the publication or distribution of the Indicators.

(d)         Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.	Compliance with Governmental Rules and Regulations; Records

The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. In the event that the Administrator is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Administrator’s personnel as witnesses or deponents, the Trust agrees to pay the Administrator for the Administrator’s time and expenses, as well as the fees and expenses of the Administrator’s counsel incurred in such production.

The Administrator acknowledges that it assumes full responsibility for complying with all laws, rules, and regulations that are applicable to the Administrator.

12.	Services Not Exclusive

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

13.	Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term of one (1) year (the “Initial Term”) from the Effective Date of this Agreement. After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 30 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Fund, the applicable Fund shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements.

In the event of: (i) the Trust’s termination of this Agreement with respect to the Trust or its Fund(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Trust or a Fund (or its respective successor), the Trust or applicable Fund shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to the Trust or such Fund) and shall reimburse the Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Administrator will deliver the Trust’s or such Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Trust or a Fund and distribution of the Trust’s or such Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust or such Fund is no longer viable (b) a merger of the Trust or a Fund into, or the consolidation of the Trust or a Fund with, another entity, or (c) the sale by the Trust or a Fund of all, or substantially all, of the Trust’s or Fund’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to the Trust or such Fund (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

14.	Delegation

a.,	The Administrator shall have the right, without the consent or approval of the Trust, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein other than services required by applicable law to be performed by the Administrator (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Trust. The Administrator shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Administrator had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Administrator shall be responsible for the compensation of its Delegates.

b.,	The Administrator will provide the Trust with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Administrator that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Trust may reasonably request from time to time.

c.,	Nothing in this Section 14 shall limit or restrict the Administrator’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

15.	Interpretive and Additional Provisions

In connection with the operation of this Agreement, the Administrator and the Trust, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.	Notices

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, email or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Trust:

CASCADE PRIVATE CAPITAL FUND

4640 Admiralty Way

Marina del Rey, CA 90292

Attn: Lance Johnson

Telephone:

Email:

If to the Administrator:

State Street Bank and Trust Company

1 Iron Street

Boston, MA 02210

Attention: Douglas Minasian

Telephone:

Email:

with a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

One Congress Street

Boston, MA 02114-2016

Attention: Senior Vice President and Senior Managing Counsel

17.	Business Continuity and Disaster Recovery Plans

The Administrator will at all times maintain a business contingency plan and a disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans. The Administrator will implement such plans following the occurrence of an event which results in an interruption or suspension of the Services to be provided by the Administrator.

18.	Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

19.	Assignment

This Agreement may not be assigned by (a) the Trust without the written consent of the Administrator or (b) the Administrator without the written consent of the Trust, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Administrator.

20.	Successors

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

21.	Data Protection

In no event shall Administrator itself use, or permit any person or third party to use, Personal Information (i) in a manner inconsistent with or in breach of the terms of this Agreement, (ii) to market, advertise or promote any products or services in a targeted manner to any individual, (iii) to support aggregated data sets or analytic tools used for marketing, advertising or promotion of any product or service to a targeted individual, or (iv) in a manner inconsistent with laws or regulations applicable to such Personal Information.

Without limiting the foregoing or the Administrator’s obligations under Sections 9 and 10 of this Agreement, the Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

22.	Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

23.	Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

24.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

25.	Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

26.	Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

27.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

CASCADE PRIVATE CAPITAL FUND

By:	/s/ Lance Johnson
Name:	Lance Johnson
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Scott Shirrell
Name:	Scott Shirrell
Title:	Managing Director

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

Entity	Jurisdiction of Formation	Services
Cascade Private Capital Fund	Delaware	All
MassMutual Private Equity Funds LLC[1]	Delaware	Treasury, Financial Reporting, Fund Accounting
MassMutual Private Equity Funds Subsidiary LLC[2]	Delaware	Treasury, Financial Reporting, Fund Accounting (Legal, Post-Trade, CFTC as necessary)

[1]	Name change anticipated to occur following execution.
[2]	Name change anticipated to occur following execution.

A-1

ADMINISTRATION AGREEMENT

Schedule B

LIST OF SERVICES

I.	Treasury Services and Financial Reporting as described in Schedule B1 attached hereto;

II.	Legal Services as described in Schedule B2 attached hereto;

III.	Fund Accounting Services as described in Schedule B3 attached hereto;

IV.	Post-Trade Investment Compliance Testing Services as described in Schedule B4 attached hereto;

V.	CRS Services as described in Schedule B5 attached hereto;

VI.	FATCA Services as described in Schedule B6 attached hereto; and

VII.	CFTC Services as described in Schedule B7 attached hereto.

Schedule B1

Treasury and Financial Reporting Services

a.	Prepare for the review by designated officer(s) of the Fund financial information regarding the Fund and the Subsidiary(ies) that will be included in the Fund’s semi-annual and annual shareholder reports, and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Fund’s financial statements by the Fund’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Fund financial information required by Form N-2, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Fund annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Fund’s expenses, review calculations of fees paid to the Fund’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Prepare and furnish total return performance information for the Fund, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by the Fund;

f.	Prepare and disseminate vendor survey information;

g.	Calculate periodic multi-class dividends to be declared in accordance with the management guidelines, if applicable;

h.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

i.	Maintain certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

B1-1

SCHEDULE B2

Legal Services

a.	Prepare for filing with the SEC the following documents: Form N-CSR, Form N-PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Fund(s) and any supplements to the Prospectus and SAI for the Fund(s);

b.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

c.	Maintain tender offer/repurchase offer and regulatory filings calendars;

d.	Assist in developing guidelines and procedures to improve overall compliance by the Fund;

e.	Assist the Fund in the handling of routine regulatory examinations of the Fund and work closely with the Fund’s legal counsel in response to any non-routine regulatory matters; and

f.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Fund, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate.

 B3-1

SCHEDULE B3

Fund Accounting Services

The Administrator shall maintain the books of account of the Fund and shall perform the following duties in the manner prescribed by such Fund's Governing Documents:

a.	Record general ledger entries.

b.	Maintain database detail of all portfolio investment transactions.

c.	Maintain database detail of each capital contribution, remaining capital commitments, and each distribution for each underlying private fund investment.

d.	Reconcile with the underlying private fund manager or General Partner on a quarterly basis the investment account balance and unfunded commitment balances of each underlying private fund investment.

e.	Calculate management fees in accordance with the applicable operating agreements.

f.	Accrue/calculate expenses for the Fund pursuant the Fund-provided budget and/or direction of the Administrator.

g.	Calculate quarter-end Net Asset Value (“NAV”), subject to the timely receipt by the Administrator of necessary information from the Fund and/or third parties.

h.	Prepare a soft NAV close package as of the end of each day for the Fund to review.

i.	Deliver reconciliations and a Administrator’s workpaper package as of each quarter end as mutually agreed with the Administrator.

j.	Provide such other accounting services as directed by the Fund, and mutually agreed upon by the Administrator, which may be required to enable the Fund to maintain its books and records in compliance with applicable law and generally accepted accounting principles.

The Fund shall provide timely prior notice to the Administrator of any modification in the manner in which such calculations are to be performed as prescribed in any revision to the Fund's Governing Documents. For purposes of calculating the net asset value of the Fund, the Administrator shall value the Fund’s portfolio securities utilizing prices obtained from authorized Price Sources, or as directed on behalf the Fund. The Administrator shall not be responsible for any revisions to calculation methods unless such revisions are communicated in writing to the Administrator by the Fund.

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SCHEDULE B4

Post-Trade Investment Compliance Testing Services

The Administrator shall:

a.	Provide daily testing of the Fund with respect to compliance with the requirements of the 1940 Act and limitations for the Fund contained in the Registration Statement for the Fund as may be mutually agreed upon, including, Prospectus, Statement of Additional Information (SAI), and/or Investment Manager Guideline(s);

b.	Provide quarterly testing of the Fund with respect to compliance with requirements of the Internal Revenue Code’s mandatory qualification requirements (Sub Chapter M and/or L);

c.	Provide daily Section 18(a) segregation testing and reporting for the Fund as requested; the treatment, coverage, and assumptions are to be mutually agreed upon from time to time in writing; and

d.	Perform monthly testing for compliance with the CFTC 5% Initial Margin test and the CFTC 100% Net Notional test.

B4-1

SCHEDULE B5

CRS Services

[Optional]

The Administrator shall provide the services below based upon procedures provided from time to time by the Administrator to the Fund:

a.	Review the Fund’s investor services records at least annually for existing documentation and information on investors in the Fund and update CRS information for each investor where CRS is applicable. For purposes of these services, “CRS” shall mean the Standard for Automatic Exchange of Financial Account Information - Common Reporting Standard.

b.	Review and record the CRS information received in conjunction with each investor’s subscription form.

c.	At the direction of the Fund, contact investors in the Fund for additional or updated documentation and information required for CRS classification.

d.	Upon notification from the Fund of a change in circumstance, update investor records in accordance with such change in circumstance.

e.	Provide standardized investor status reports for investor information on file to the Fund annually.

f.	Provide, to the extent allowed in the relevant jurisdiction, and based on the direction of the Fund, CRS reporting to the Fund or relevant tax authority (to the extent agreed by the Administrator) (“CRS Annual Reporting”). All schedules, statements and other reports prepared by the Administrator shall be reviewed and agreed to by the Fund. The Fund and the Administrator understand and agree that the Administrator will not be the Principal Point of Contact or the Authorizing Person for the Fund and the Administrator shall under no circumstances be deemed to be acting in this capacity in its provision of CRS Annual Reporting.

The Fund acknowledges that the Fund remains responsible for complying with the Fund’s own regulatory obligations pursuant to CRS. Notwithstanding anything in the Agreement to the contrary, the Fund agrees that in the event that the Administrator is held liable for any reason in connection with providing the CRS services hereunder, including, but not limited to, any liability relating to the Fund’s compliance with the requirements of CRS and any other federal or state statute, law, regulation or ruling, or statute, law, regulation or ruling outside of the United States, the Administrator’s cumulative liability for any events in the calendar year in which an event occurred resulting in liability, regardless of the form of action or legal theory, shall be limited to the aggregate fees paid for CRS services to the Administrator by the Fund hereunder during such calendar year.

B5-1

Schedule B6

FATCA Services

[Optional]

The Administrator shall provide the services below based upon procedures provided from time to time by the Administrator to the Fund:

a.	Upon receipt of Forms W-8 and W-9 for the Fund and its investors, review such forms for required FATCA information and provide the status to the Fund. For purposes of these services, “FATCA” shall mean Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

b.	Review the Fund’s investor services records at least annually for existing documentation and information on investors in the Fund and update FATCA information for each investor where FATCA is applicable.

c.	Review and record the FATCA information received in conjunction with each investor’s subscription form.

d.	At the direction of the Fund, contact investors in the Fund for additional or updated documentation and information required for FATCA classification.

e.	Upon notification from the Fund of a change in circumstance, update investor records in accordance with such change in circumstance.

f.	Provide standardized investor status reports for investor information on file to the Fund annually.

g.	Provide, to the extent allowed in the relevant jurisdiction, and based on the direction of the Administrator, FATCA reporting to the Fund or relevant tax authority (to the extent agreed by the Administrator) (“FATCA Annual Reporting”). All schedules, statements and other reports prepared by the Administrator shall be reviewed and agreed to by the Fund. The Fund and the Administrator understand and agree that the Administrator will not be the Responsible Officer, Authorizing Person, or Principal Point of Contact for the Fund and the Administrator shall under no circumstances be deemed to be acting in this capacity in its provision of FATCA Annual Reporting.

The Fund acknowledges that the Fund remain responsible for complying with the Fund’s own regulatory obligations pursuant to FATCA. Notwithstanding anything in the Agreement to the contrary, the Fund agrees that in the event that the Administrator is held liable for any reason in connection with providing the FATCA services hereunder, including, but not limited to, any liability relating to the Fund’s compliance with the requirements of FATCA and any other federal or state statute, law, regulation or ruling, or statute, law, regulation or ruling outside of the United States, the Administrator’s cumulative liability for any events in the calendar year in which an event occurred resulting in liability, regardless of the form of action or legal theory, shall be limited to the aggregate fees paid for FATCA services to the Administrator by the Fund hereunder during such calendar year.

B6-1

SCHEDULE B7

CFTC Services

[Optional]

Subject to the authorization and direction of the Fund, the Administrator will provide the CFTC Services set forth on Schedule B7 (the “CFTC Services”) to assist the Subsidiaries, the Fund and/or its affiliates in complying with applicable CFTC compliance testing and reporting requirements.

Limitation of Responsibilities. With regard to the CFTC Services, the Administrator’s responsibilities are limited to the provision of the CFTC Services described in Schedule B7. These responsibilities do not include: (i) determination of the Fund’s status as a Commodity Pool Operator (a “CPO”), (ii) the determination of the Fund’s eligibility for an exclusion from classification as a CPO, or (iii) the completion and filing of the Form CPO-PQR. Where the Administrator or Fund uses the Services to comply with any law, representation, agreement or other obligation, State Street makes no representation that any such Services complies with such law, representation, agreement, or other obligation, and State Street has no obligation of compliance with respect thereto. The Administrator should contact its legal counsel for specific guidance on compliance with the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). Unless the Fund currently subscribes to fund administration legal services with the Administrator, the CFTC Services do not include assisting the Fund with preparation of annual enhanced prospectus disclosures. Assistance with the registration of an entity as a CPO is not included as a CFTC Service.

Responsibilities of the Fund. The Fund is responsible for providing authorization and direction to the Administrator with respect to the CFTC Services. The Fund is responsible for arranging, in each case where appropriate, for the review and comment by the Fund’s independent accountants and legal counsel of CFTC financial information, reports and any filings prepared by the Administrator. In addition, the Fund is solely responsible for determining Fund’s status as a CPO, and/or Fund’s eligibility for an exclusion from classification as a CPO.

The Fund shall be responsible for accurately and timely supplying the Administrator with complete financial, organizational and other information, and/or arranging for the provision of such information from third parties, as may be required in order for the Administrator to provide the CFTC Services, and any information requested by the Administrator in connection with the foregoing. The Administrator is authorized and instructed to rely upon the information it receives from the Fund or any third party (including, without limitation, the Fund’s third party administrator(s), custodian(s), prime broker(s), and other service providers to the Fund) authorized by the Fund to provide such information to the Administrator and on any instructions received from the Fund. The Fund and any third party from which the Administrator shall receive or obtain certain records, reports and other data included in the CFTC Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof, and the Administrator shall be entitled to rely on such records, reports and other data as provided to the Administrator by the Fund or any third party, and any instructions provided to the Administrator by the Fund, and shall have no responsibility for making any interpretive determinations with respect thereto. The Administrator has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information, or instructions, and shall be without liability for any loss or damage suffered by the Fund as a result of the Administrator’s reliance on and utilization of such information or instructions believed by it to be genuine and to have been properly issued by or on behalf of the Fund or such third party. The Administrator shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Fund or any third party to provide it with the information required.

B7-1

 CFTC financial reporting, compliance testing and exclusion filing services

Subject to the authorization and direction of the Fund and, in each case where appropriate, the review and comment by the Fund’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Fund and the Administrator, the Administrator will:

i.	Perform mutually agreed upon periodic testing for compliance with the CFTC initial margin test and the CFTC net notional test; and

ii.	As applicable, prepare the Fund’s initial and annual Rule 4.5 notice of exclusion from classification as a CPO under the Commodity Exchange Act and file such initial and annual notice with the National Futures Association.

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